FOR IMMEDIATE RELEASE

Strategic American Oil Corporation Completes New Zone in Welder Ranch Well

First Well Successful in Recompletion/Rework Program

Houston, Texas - Dec 13, 2011 - Strategic American Oil Corporation (OTCBB: SGCA) announced today that it has successfully recompleted a "behind pipe" zone in its Welder #5 well located on the Welder Ranch in Calhoun County South Texas.

Prior to the recompletion, the Welder #5 was marginally profitable. After the recompletion, the well is now flowing more than 310 Mcf of gas and 2 barrels of condensate per day without the aid of artificial lift. This well alone now contributes an estimated $22,000 in additional net monthly income to the company at current commodity prices. The Company has a backlog of more than 15 existing wells for recompletion or rework that are expected to substantially increase production, cash flow, and income.

"This recompletion is one of numerous projects we are undertaking to increase production and exploit our known oil and gas reserves, as well as increase our revenues and cash flow," noted Steven Carter, Executive Vice President of Strategic American Oil Corporation.

Strategic American Oil will provide updates pertaining to its backlog of existing wells as information becomes available.

About Strategic American Oil

Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:
800 Gessner, Suite 200
Houston, Texas 77024
www.strategicamericanoil.com

Investor Relations:
Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

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